Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 (No. 333-143680)) and related Prospectus of Motient Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 15, 2007, with respect to the consolidated financial statements of Mobile Satellite Ventures LP included in Motient Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

June 25, 2007